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                           COLUMBIA FINANCIAL CENTER



October 1997


                Your Vote Counts -- Be Sure to Return your Ballot


Dear Columbia Retirement Plan Sponsor,

By now, you have received much news about Columbia's agreement with Fleet Financial Group. Since our first announcement to you, we have been working to finalize details of the transaction, including shareholder approval of a new contract with Columbia Funds Management Company, the Investment Advisor to Columbia Funds. As you may already know, whenever there is a change in control of a mutual fund's investment advisor, the Investment Company Act of 1940 requires that shareholders of the mutual fund approve a new investment advisory contract.

Recently, we sent proxy materials to all PRO Plan Sponsors requesting you to approve a new investment advisory contract for the Columbia Funds in which your participants are invested. Because all participant accounts are registered in the name of your retirement plan, all shares in the plan have been reported on one proxy ballot to be voted by the trustee. If you have named someone other than yourself to serve as trustee, you will not receive a proxy. Additionally, plan participants will not receive a proxy, but they have received a supplement to the Columbia Funds prospectus which refers to the new contract, and a recent Investor newsletter included an update on our progress with Fleet.

As we've discussed in the past, our plans with Fleet will not affect your investments or the individuals responsible for servicing your retirement plan in any way. All senior management and investment team members have made commitments to remain with the firm, and our partnership with Fleet is designed to help us continue providing high quality investment management services. Fleet, whose lines of business include mortgage banking and consumer and commercial banking, has the strength and position in the marketplace that will provide us with the opportunities to expand product offerings and service enhancements for investors. Importantly, this relationship will ensure that Columbia will be able to continue attracting and retaining the highest quality professionals.

If you haven't already voted, please complete your ballot as soon as possible and return in it in the postage-paid envelope enclosed with your proxy materials. If you prefer, you can fax your ballot toll-free to 1-888-776-9932. Please be sure to fax both sides. If you have any questions about voting your shares or about your plan in general, please feel free to contact your Columbia representative at 1-800-547-1037. As always, we appreciate your business and we are committed to serving your retirement plan needs in the months and years ahead.

Sincerely,

/S/ JOHN A. KEMP

John A. Kemp
President